Exhibit 99.1
Media Contact:
Michael Gillette: 941-681-3121, mgillette@sinofresh.com
Investor Relations: 941-232-9442, investorrelations@sinofresh.com

FOR IMMEDIATE RELEASE

SINOFRESH ANNOUNCES RECAPITALIZATION PLAN

ENGLEWOOD, FL, June 12, 2006 - SinoFresh HealthCare, Inc. (OTC BB: SFSH) announced today that it is seeking to implement a plan to recapitalize the Company. As part of the recapitalization, the Company would attempt to raise additional working capital through a private placement of the Company's securities and to renegotiate the Company's outstanding debt obligations. The Company is working with Jonathan Sacks, a former consultant to the Company, in connection with the recapitalization. If the recapitalization is successful, the Company anticipates that Mr. Sacks would be appointed as the Company's Chief Executive Officer, while Charles Fust, the current Chief Executive Officer, would be retained as Sr. V.P. of R & D and Business Development.

Any securities that may be offered will not be initially registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable securities laws or available exemptions from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security. It shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative upper respiratory system therapies. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal Mist, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. The Company is also researching how antiseptic cleansing may alleviate chronic sinus distress, a condition that may affect 37 million Americans annually. SinoFresh™ products are available in Wal-Mart, Walgreens, Rite Aid, CVS, and other drug, grocery, and mass merchandise retailers. More information is available at www.sinofresh.com.

Safe Harbor Statement
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the risk that some or all of the proposed transactions may not occur as contemplated due to market conditions and other factors beyond the Company’s control, and the other risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005 (file No. 0-49764).  The Company’s actual results could differ materially from such forward-looking statements.  The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments. Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or "GAAP”.

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SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.